UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 12, 2014

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 12, 2014, Integrated Device Technology, Inc. (the “Company”) announced the appointment of Sailesh Chittipeddi, age 51, to the positions of Global Vice President of Operations and Chief Technology Officer, effective immediately.

Dr. Chittipeddi previously served as President, Chief Executive Officer and a director of Conexant Systems, Inc. (“Conexant”), a semiconductor company, from April 2011 until July 2013 through its emergence from Chapter 11 reorganization. Prior to that, since 2006 he served in various positions at Conexant, including Chief Operating Officer and Chief Technology Officer. From 2001 until 2006, Dr. Chittipeddi served as Head of Foundry Operations and additionally managed the joint venture Silicon Manufacturing Partners between Agere Systems (now LSI Corporation) and Chartered Semiconductor (now Global Foundries). Prior to that, he served in a variety of positions at AT&T, SEMATECH and Lucent Technologies. Dr. Chittipeddi holds an M.B.A. from the University of Texas at Austin and an M.S. and a Ph.D. in Physics from The Ohio State University.

In connection with Dr. Chittipeddi’s appointment, the Company and Dr. Chittipeddi entered into an offer letter on February 14, 2014 (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Dr. Chittipeddi will receive an annual salary of $350,000 and will be eligible to receive an annual bonus pursuant to the Company’s Annual Incentive Plan targeted at 65% of his base earnings. The Company also agreed to grant Dr. Chittipeddi, subject to approval by the Board, an option to purchase up to 50,000 shares of the Company’s common stock, which will vest with respect to 25% of the total number of shares on the first anniversary of the grant date (with the grant date being the 15th day of the month following Dr. Chittipedii’s commencement of employment) with the remaining shares vesting on a monthly basis over the subsequent three years, in each case assuming Dr. Chittipeddi continues to provide services to the Company.

Pursuant to the terms of the Offer Letter, the Company will grant Dr. Chittipeddi, subject to approval by the Board, 30,000 restricted stock units, which will vest in four equal installments on each anniversary of the grant date (with the grant date being the 15th day of the month following Dr. Chittipeddi’s commencement of employment), assuming Dr. Chittipeddi continues to provide services to the Company. Additionally, the Company will grant Dr. Chittipeddi, subject to approval by the Board, 40,000 performance-based restricted stock units, which will vest in accordance with the Fiscal 2015 Performance Equity Plan to be adopted by the Company.

Pursuant to the Offer Letter, Dr. Chittipeddi shall also be eligible for relocation assistance.

In addition, the Company intends to enter into a change of control agreement (the “Change of Control Agreement”) with Dr. Chittipeddi, consistent with the form of such agreement previously adopted by the Company. Under the proposed Change of Control Agreement, upon the involuntary termination of Dr. Chittipeddi’s employment with the Company without cause or his resignation for good reason, in each case, within the two-year period commencing on a change in control of the Company, Dr. Chittipeddi is entitled to receive (a) a lump sum cash payment equal to 12 months of his monthly base salary, (b) eligibility for a pro rata bonus based on Company performance to be paid on the termination date, (c) 12 months of continued health coverage and life insurance benefits at the Company’s expense, and (d) up to $15,000 of outplacement services. Dr. Chittipeddi must execute a general release of claims against the Company in order to receive these severance payments and benefits. In the event of a change of control and regardless of whether Dr. Chittipeddi’s employment is terminated in connection therewith, the vesting schedule for each unvested share of Common Stock or option to purchase Common Stock held by Dr. Chittipeddi shall be accelerated by two years.

The foregoing description of the Offer Letter and the Change in Control Agreement is qualified in its entirety by the full text of the Offer Letter and form of Change in Control Agreement attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

(e) The disclosure in Item 5.02(c) above relating to the Offer Letter is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On March 12, 2014, the Company issued a press release announcing the appointment of Sailesh Chittipeddi as Vice President of Operations and Chief Technology Officer, as set forth in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is furnished with this Current Report on Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Reference is made to the Exhibit Index attached to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2014	INTEGRATED DEVICE TECHNOLOGY, INC.

	By:	/s/ Brian C. White
Brian C. White
Vice President and Chief Financial Officer
(duly authorized officer)

Exhibit Index

Exhibit No.	Description

10.1	Offer Letter between Integrated Device Technology, Inc. and Sailesh Chittipeddi, entered into on February 14, 2014.

10.2	Form of Change of Control Agreement (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed with the SEC on June 23, 2003).

99.1	Press Release dated March 12, 2014.